Exhibit 99.1

Recent Developments

Together with its consolidated subsidiaries, Norwegian Cruise Line Holdings Ltd. (“NCLH”) is referred to in this exhibit as the “Company,” “our,” “us” and “we”. Our direct subsidiary, NCL Corporation Ltd., is referred to in this exhibit as “NCLC.”

COVID-19

The novel coronavirus (“COVID-19”) global pandemic is having significant negative impacts on our business. In particular:

•	In March 2020, the Company implemented a voluntary suspension of all cruise voyages across its three brands, which has subsequently been extended into the third quarter 2020. The Company’s voyage suspension currently includes all voyages embarking through September 30, 2020. In addition, the Company has cancelled select voyages through October 2020 due to travel and port restrictions including Canada and New England sailings.

•	On March 14, 2020, concurrent with our and the broader cruise industry’s suspension, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order through April 13, 2020. On April 9, 2020, the CDC modified its existing No Sail Order to extend it until the earliest of (a) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (b) the date the Director of the CDC rescinds or modifies the No Sail Order or (c) 100 days after the order appears on the Federal Register, which would be July 24, 2020. Based on the current state of the COVID-19 pandemic, we expect that the CDC will extend the No Sail Order beyond our currently announced voyage suspension, which would result in an extension to our suspension of voyages. In addition, the duration of any voluntary suspensions the Company has implemented and resumption of operations outside of the United States will be dependent, in part, on various travel restrictions and travel bans issued by various countries around the world, as well as the availability of ports around the world.

•	All guests were disembarked from the 28 ships in the Company’s fleet by March 28, 2020.

•	The Company continues to work to provide safe passage home to its crew who remain onboard its vessels. To date, the Company has repatriated approximately 22,000 crew members, the vast majority of its crew, with fewer than 2,120 crew members remaining onboard its vessels across its three brands as of July 12, 2020 who are awaiting repatriation. In an effort to repatriate crew as soon as possible, the Company is leveraging its fleet around the world to assist with the repatriation efforts along with utilizing scheduled chartered flights for the remainder of the crew.

•	Prior to the suspension of cruise voyages, the Company had begun developing a comprehensive and multi-faceted strategy to enhance its already rigorous health and safety protocols to address the unique public health challenges posed by COVID-19, including enhanced screenings, upgraded cleaning and disinfection protocols and plans for social distancing. Several of these protocols were put in place prior to the voyage suspension. In July 2020, the Company announced a collaboration with Royal Caribbean Group to form a group of experts called the “Healthy Sail Panel” to develop enhanced cruise health and safety standards in response to the global COVID-19 pandemic. The panel is co-chaired by Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration, and Governor Mike Leavitt, former Secretary of the U.S. Department Health and Human Services. The panel’s members are globally recognized experts from various disciplines, including public health, infectious disease, biosecurity, hospitality and maritime operations. The panel is tasked with collaboratively developing recommendations for cruise lines to advance their public health response to COVID-19, improve safety, and achieve readiness for the safe resumption of operations. The panel will also help the companies assure the plans they will submit to the CDC and other regulators apply the best available public health, science and engineering insights. The Company will continue to work with the CDC and other federal agencies, public health authorities and national and local governments in areas where it operates to take all necessary measures to protect its guests, crew and the communities visited once operations resume.

•	On July 8, 2020, NCLH updated Note 2 of its consolidated financial statements (“Financial Statements”) in its Current Report on Form 8-K filed on May 5, 2020, which was filed to update its Annual Report on Form 10-K for the year ended December 31, 2019, to update the “Liquidity and Management’s Plan” discussion and updated Note 18 to add a discussion on its recent debt and equity transactions, debt amortization deferrals and litigation matters and investigations by governmental agencies since December 31, 2019 in connection with events surrounding COVID-19. In addition, NCLH’s independent registered public accounting firm reissued its report covering the Financial Statements to include an explanatory paragraph relating to the removal of substantial doubt about NCLH’s ability to continue as a going concern, and an emphasis of matter paragraph relating to the impact of COVID-19 and NCLH’s liquidity and management plans.

Significant events affecting travel, including COVID-19, typically have an impact on demand for cruise vacations, with the full extent of the impact generally determined by the length of time the event influences travel decisions. The Company believes the ongoing effects of COVID-19 on its operations and global bookings have had, and will continue to have, a significant impact on its financial results and liquidity, and such negative impact may continue well beyond the containment of such an outbreak. In particular:

•	The extended suspension of cruise voyages has significantly impacted advanced bookings for the remainder of 2020, which as of July 10, 2020 were meaningfully lower than the prior year and at lower prices. There continues to be demand for future cruise vacations despite limited marketing efforts, and the Company’s overall booked position and pricing for 2021 is within historical ranges, including bookings made with future cruise credits.

•	Our operations may be suspended beyond our announced suspensions depending on the status of the CDC No Sail Order, the development of the COVID-19 outbreak, global travel restrictions and port availability and any additional voluntary suspensions we may determine appropriate. As a result, current booking data for 2020 may not be informative. In addition, because of our updated cancellation policies, bookings may not be representative of actual cruise revenues.

We have nine newbuilds on order, scheduled to be delivered through 2027. We expect that the effects of COVID-19 on the shipyards where our ships are under construction (or will be constructed) will result in delays in ship deliveries, which may be prolonged. We have committed export credit facilities that are available to fund newbuilds originally scheduled to be delivered from 2022 through 2027. The export credit financing for the ships on order are expected to fund approximately 80% of each contract price, subject to certain conditions.

In March 2020, Moody’s downgraded the long-term issuer and senior unsecured debt ratings of NCLC to Ba2 from Ba1, including its corporate family rating and senior secured bank facility, and to B1 from Ba2 on its senior unsecured rating; and in July 2020, Moody’s placed our ratings on review for potential downgrade. In April 2020, S&P Global downgraded the issuer credit rating of NCLC to BB- from BB+ and, in May 2020, based on our recent debt offering, lowered the issuer-level rating on NCLC’s senior unsecured notes to B+ from BB- and placed our issuer rating on credit watch with negative implications.

We have taken several measures to improve our liquidity including a series of capital markets transactions in May 2020. We received gross proceeds from the offerings of approximately $2.4 billion, which we expect to use for general corporate purposes. As previously disclosed, these offerings consisted of the following: (i) on May 8, 2020, NCLH sold 41,818,181 ordinary shares in an underwritten public offering, (ii) on May 8, 2020, NCLC issued $862.5 million aggregate principal amount of 6.00% exchangeable senior notes due 2024 in a private offering, (iii) on May 14, 2020, NCLC issued $675.0 million aggregate principal amount of 12.25% senior secured notes due 2024 in a private offering and (iv) on May 28, 2020, NCLC issued $400.0 million aggregate principal amount of exchangeable senior notes due 2026 to an affiliate of L Catterton.

We have taken several additional measures to improve our liquidity through refinancing existing debt amortization, including under our agreements with export credit agencies (“ECAs”) and related governments and to extend the maturities and refinancing amortization under other agreements.

•	ECA-backed Credit Agreement Amendments- As previously disclosed, we have obtained lender consents to refinance amortization payments and waive financial covenants during the specified period under our ECA backed facilities on the basis of debt holiday principles published by the relevant ECAs. Beginning on April 20, 2020, NCLC amended the export-credit backed facilities that finance Norwegian Bliss, Norwegian Breakaway, Norwegian Encore, Norwegian Escape, Norwegian Getaway and Norwegian Joy to incorporate the terms of a 12-month debt holiday initiative offered to the cruise industry by Euler Hermes Aktiengesellschaft (“Hermes”), the official ECA of Germany. The debt holiday was initiated to provide interim debt service and financial covenant relief for borrowers during the current global COVID-19 pandemic with respect to their Hermes guaranteed financings. Across these facilities, the amendments with Hermes provide approximately $385 million of incremental liquidity to the Company through March 2021. In addition, on June 4, 2020, we amended the export-credit backed facilities that finance Seven Seas Explorer, Seven Seas Splendor, Riviera, Marina, Leonardo One and Leonardo Two to incorporate the terms of a 12-month debt holiday initiative offered to the cruise industry by Servizi Assicurativi del Commercio Estero (“SACE”), the official ECA of Italy, and to defer amortization with respect to certain of the debt outstanding under the agreements. These amendments provide $156 million of incremental liquidity to the Company through March 2021 and are subject to certain customary conditions. In total, the ECA facility amendments from Hermes and SACE have resulted in approximately $541 million of payment deferrals.

•	Other Credit Agreement Amendments- Beginning on April 28, 2020, NCLC amended the credit facilities secured by Pride of America, Norwegian Epic and Norwegian Jewel to extend the maturity of, or defer amortization with respect to, certain of the debt outstanding under the agreements. These amendments provide $980 million of incremental liquidity to the Company through May 2021. Finally, on May 8, 2020, we amended our Term Loan A, which amendment deferred approximately $70 million of amortization. Of the amendments to the credit facilities secured by Pride of America, Norwegian Epic and Norwegian Jewel and the Term Loan A, approximately $145 million of deferred amortization will be repaid 25% per year beginning May 2021 with the remaining balance due at the respective maturities. Taken together, these amendments to the credit facilities secured by Pride of America, Norwegian Epic, Norwegian Jewel and the Term Loan A provide approximately $1 billion of incremental liquidity to the Company.

The Company is also taking significant measures to mitigate the financial and operational impacts of COVID-19 and improve its liquidity through cost reduction and cash conservation measures. Some of these measures include the following:

•	Reduced Capital Expenditures- The Company has identified approximately $515 million of capital expenditure reductions, comprised of approximately $345 million of reduction opportunities from planned 2020 non-newbuild capital expenditures and is currently finalizing documentation to further reduce its capital expenditures for newbuild related payments by approximately $170 million (which reduction does not take into account the impact on timing of payments in connection with newbuilds as a result of the potential delays in ship deliveries discussed above). Upon completion, the Company does not expect any newbuild-related payments to have an impact on its liquidity until April 2021.

•	Reduced Ship Operating Expenses- The Company has also identified various projects and initiatives to reduce its ship operating costs, which it expects will result in reduced cash outflows and cost savings. The Company is undertaking meaningful reductions in ship operating expense including food, fuel, insurance, port charges and reduced crew manning of vessels during the suspension, resulting in lower crew payroll expense. The majority of the vessels in the Company’s fleet are transitioning to cold layup[1], to further reduce operating expenses during the suspension.

•	Reduced Selling, General and Administrative Expenses- Cost savings initiatives to reduce selling, general and administrative expenses already implemented include the significant reduction or deferral of marketing expenditures, the implementation of a company-wide hiring freeze, the introduction of a temporary shortened work week and reduced work hours with a commensurate 20% salary reduction for shoreside team members, a pause in the Company’s 401(k) matching contributions and corporate travel freezes for shoreside employees. Further, as part of the Company’s ongoing strategy to improve its ability to sustain the long-term health of the business and to preserve financial flexibility during the COVID-19 crisis, the Company has furloughed approximately 20% of the Company’s shoreside employees through October 25, 2020, subject to change based on business needs. While on furlough, employees will not receive salary or hourly wages, but will continue to receive health benefit coverage if they currently participate in a Company sponsored plan.

[1]	Warm layup involves a reduced level of crew staffing while a ship is at port awaiting the restart of operations. Cold layup involves a further reduction of the level of crew staffing from warm layup while a ship is in a prolonged layup.

There can be no assurance that the accuracy of the assumptions used to estimate our liquidity requirements will be correct, and our ability to be predictive is uncertain due to the unknown magnitude and duration of the COVID-19 pandemic, which has resulted in travel bans, limited access to ports and the cessation of our cruising operations for the first time in our history. Taken together, the aforementioned cash conservation measures, the deferral of near-term debt amortization and the anticipated deferral of near-term newbuild related payments, the Company estimates its liquidity requirements to be on average in the range of approximately $120 million to $160 million per month during the suspension of operations or approximately $5.7 million of cash expenditures per month per warm ship layup and $4.3 million per month per cold ship layup.2 This includes ongoing ship operating expenses, administrative operating costs, interest expense (including additional expense from the recently completed capital markets transactions but excluding any additional expense from the currently contemplated capital markets transactions) and expected necessary capital expenditures. This excludes cash refunds of customer deposits, which are estimated to be, based on behavior to date, approximately 60% of the Company’s balance of advance ticket sales during the suspension of cruise voyages, as well as incoming cash from new bookings and payments on existing bookings. This also excludes expenses and costs associated with restarting operations and assumes deferral of newbuild capital expenditures. In particular:

•	Ongoing ship and administrative operating costs - During the temporary suspension of our cruise voyages, and depending on certain operational circumstances, some of our ships will be in warm ship layup where the ship will be manned by a reduced crew and other ships will be in a cold ship layup where the ship manning will be further reduced. In addition, we expect to incur ongoing selling and administrative expenses, and incremental COVID-19 related costs associated with new health and sanitization protocols for our ships and defending lawsuits, although we have substantially reduced our advertising spend during the suspension of voyages. The Company anticipates estimated ongoing ship operating expense and administrative operating costs to range from approximately $70 million to $110 million per month during the suspension of operations. In addition, the Company expects interest expense, taxes and maintenance capital expenditures to be approximately $50 million per month during the suspension of operations. This does not include approximately $170 million of newbuild related payments through March 31, 2021 for which the Company is currently finalizing documentation for deferral. Upon completion, the Company does not expect any newbuild related payments to have an impact on its liquidity until April 2021.

•	Cash refunds of customer deposits - During the temporary suspension of its cruise voyages, the Company expects to be required to pay cash refunds of advance ticket sales with respect to a portion of its cancelled cruises. All three brands have instituted programs for guests on cancelled sailings as a result of the Company’s voyage suspension which include offering value-add future cruise credits in lieu of providing cash refunds. As discussed above, cash refunds are estimated to be, based on behavior to date, approximately 60% of the Company’s balance of advance ticket sales during the suspension of cruise voyages. There can be no assurance that the percentage of passengers that accept future cruise certificates over cash refunds will remain in this range as the number of cancelled voyages increases. Guests who have accepted future cruise credits may utilize those credits until December 31, 2022. The use of such credits may prevent us from future cash collections as staterooms booked by guests with such credits will not be available for sale, resulting in less cash collected from bookings to new guests; however, we may benefit from the onboard revenue from these guests. Despite limited marketing spend, the Company continues to take future bookings for 2020, 2021 and 2022, and receive new customer deposits and final payments on these bookings which will offset a portion of the outflow from expected cash refunds.

[2]	Based on hypothetical scenario of entire fleet in cold layup or entire fleet in warm layup.

•	Debt amortization and interest - As of March 31, 2020, the current portion of the Company’s long-term debt was $173.8 million, which takes into account certain debt amortization deferrals finalized between March 31, 2020 and May 15, 2020. For the year ended December 31, 2019, the Company had approximately $255 million per year interest expense, adjusted for losses on extinguishment and modification of debt. The Company expects its interest expense for the year ending December 31, 2020 to increase due to additional interest accrued as a result of debt amortization deferral amendments and additional debt incurred.

At March 31, 2020, the Company’s cash and cash equivalents were $1.4 billion, which does not include gross proceeds of approximately $2.4 billion from capital markets transactions executed in May 2020.

On or around March 6, 2020, the Company’s brands launched new cancellation policies to permit its guests to cancel cruises which are not part of the Company’s temporary suspension of voyages up to 48 hours prior to embarkation and receive a refund in the form of a credit to be applied toward a future cruise. These programs are currently in place for cruises booked through specific time periods specified by brand, and for cruises scheduled to embark through specified time periods, depending on the brand. The future cruise credit is valid for any sailing through December 31, 2022, and the Company may extend this offer.

The Company has agreements with its credit card processors that govern approximately $1.3 billion at March 31, 2020 in advance ticket sales that have been received by the Company relating to future voyages. These agreements allow the credit card processors to require under certain circumstances, including the existence of a material adverse change, excessive chargebacks and other triggering events, that the Company maintain a reserve which could be satisfied by posting collateral. Currently, we have agreed to provide a reserve consisting of $70 million of cash and preliminarily agreed to provide second priority liens on certain ships with a collective equity value of approximately $700 million based on appraisals as of December 31, 2019, which could be increased or decreased based on certain conditions. If we do not meet an agreed upon minimum liquidity in the future, we may be required to pledge additional collateral and/or post cash reserves or take other actions that may reduce our liquidity. Collateral may be released upon satisfaction of certain financial metrics.

This is the first time we have completely suspended our cruise voyages, and as a result of these unprecedented circumstances, we are not able to predict the full impact of such a suspension on our Company. In addition, the magnitude and duration of the global pandemic is uncertain. Consequently, we cannot estimate the impact on our business, financial condition or near- or longer-term financial or operational results with certainty, but we expect to report a net loss on both a U.S. GAAP and adjusted basis for the six months ended June 30, 2020 and the year ending December 31, 2020. In addition, for the quarter ended June 30, 2020, the Company expects its revenue to be insignificant as a result of the suspension of cruise voyages for the entire period.

Preliminary Second Quarter 2020 Financial Results

Our financial statements for the three and six months ended June 30, 2020 are not yet complete. Accordingly, we are presenting a preliminary estimate of cash and cash equivalents as of June 30, 2020. The following information is based on our internal management accounts and reporting as of June 30, 2020. Given the timing of this estimates, we have not completed our customary financial closing and review procedures, and as a result our estimate is subject to change. We currently expect our cash and cash equivalents as of June 30, 2020 to be approximately $2.2 billion.

The preliminary financial information set forth above has been prepared by, and is the responsibility of, the Company’s management. The preliminary estimate of cash and cash equivalents is subject to revision as we prepare our financial statements and disclosure for the three and six months ended June 30, 2020, and such revisions may be significant. In connection with our quarterly closing and review process for the second quarter of 2020, we may identify items that would require us to make adjustments to the preliminary estimate of cash and cash equivalents set forth above. Accordingly, the final results and other disclosures for the three and six months ended June 30, 2020 may differ materially from this preliminary estimated data. This preliminary estimated financial data should not be viewed as a substitute for financial statements prepared in accordance with GAAP. We expect to file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 no later than August 10, 2020. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial data set forth above. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Assets Available for Financing

NCLC intends to use the net proceeds from its proposed private offerings of $675 million senior secured notes due 2026 (the “Secured Notes”) and $250 million exchangeable senior notes due 2025 to, inter alia, repay the $675 million outstanding under its revolving credit facility (the “Epic Credit Facility”), with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and certain other lenders party thereto, as supplemented by an incremental assumption agreement, which Epic Credit Facility is secured by Norwegian Epic. Following the refinancing of the Epic Credit Facility, the Secured Notes will be secured by a first-priority interest in Norwegian Epic. Norwegian Epic has an appraised value of approximately $1.1 billion.

Additionally, the Company has 13 vessels, which secure approximately $2.4 billion of aggregate indebtedness under NCLC’s revolving credit facility and Term Loan A. Collectively, these vessels have an aggregate appraised value of approximately $4.3 billion. The Company is currently in the process of providing to its merchant processing providers second liens on certain of these 13 vessels with a residual equity value of approximately $700 million. The Company also owns Pride of America, which vessel has an appraised value of approximately $490 million and secures approximately $230 million of indebtedness.3 The Company’s subsidiaries that own these 14 vessels will guarantee the Secured Notes.

[3]	The valuations of vessels exclude known and unknown impacts from COVID-19, if any, and were prepared based on the ongoing cruise market as of December 31, 2019.

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